Exhibit 99.2

Isis Pharmaceuticals’ Contacts: Kristina Lemonidis Associate Director, Investor Relations 760-603-2490	Amy Blackley, Ph.D. Manager, Corporate Communications 760-603-2772

ISIS ANNOUNCES HSR APPROVAL AND CLOSURE OF ITS COLLABORATION WITH ORTHO-MCNEIL, INC.

CARLSBAD, Calif., October 2, 2007 - Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) today announced that it has received clearance under the Hart-Scott-Rodino Antitrust Improvements Act for its collaboration with Ortho-McNeil, Inc., a Johnson & Johnson company, which was announced on September 13, 2007.

As part of the collaboration, Isis is granting to Ortho-McNeil worldwide development and commercialization rights to two of its diabetes drugs, ISIS 325568 and ISIS 377131, which selectively inhibit the production of glucagon receptor (GCGR) and glucocorticoid receptor (GCCR), respectively. Additionally, Ortho-McNeil will provide funding to Isis to support the joint discovery of novel drugs to treat metabolic diseases, including diabetes and obesity.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 17 drugs in development. Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases. Isis’ partners are developing drugs for a wide variety of diseases. Ibis Biosciences, Inc., Isis’ wholly owned subsidiary, is developing and commercializing the Ibis T5000™ Biosensor System, a revolutionary system to identify infectious organisms. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis’ collaboration with Ortho-McNeil, Inc., and its financial and business development activities. Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report on Form 10-Q for the quarter ended June 30, 2007, which are on file with the SEC. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” means Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals, Ibis Biosciences and Ibis T5000 are registered trademarks or trademarks of Isis Pharmaceuticals, Inc.

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